Exhibit 99.1

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Raven Energy LLC and Affiliate

Years Ended December 31, 2014 and 2013

With Report of Independent Auditors

Ernst & Young LLP

Raven Energy LLC and Affiliate

Audited Consolidated Financial Statements

Years Ended December 31, 2014 and 2013

Ernst & Young LLP 900 United Center 500 Virginia Street East Charleston, WV 25301	Tel: +1 304 343 8971 Fax: +1 304 357 5994 ey.com

Report of Independent Auditors

The Members

Raven Energy LLC

We have audited the accompanying consolidated financial statements of Raven Energy LLC and affiliate, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

A member firm of Ernst & Young Global Limited

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Raven Energy LLC and affiliate at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

March 27, 2015

A member firm of Ernst & Young Global Limited

Raven Energy LLC and Affiliate

Consolidated Balance Sheets

	December 31
	2014	2013
	(In Thousands)
Assets
Current assets:
Cash	$47,970	$58,717
Accounts receivable, net	3,200	1,847
Affiliate receivables	4,612	3,248
Supplies inventory	1,700	1,787
Prepaid insurance and other current assets	1,354	1,895

Total current assets	58,836	67,494

Property, plant, and equipment, net of accumulated depreciation	135,746	99,821
Debt issuance costs, net of accumulated amortization	1,869	2,285
Other assets	667	922

Total assets	$197,118	$170,522

Liabilities and members’ equity
Current liabilities:
Accounts payable	$508	$2,577
Accrued interest payable	787	—
Accrued expenses	335	339
Deferred revenue	818	2,117
Notes payable, current portion	9,777	4,500
Amounts due to affiliates	40	252

Total current liabilities	12,265	9,785

Notes payable, long-term portion	109,315	117,592
Other long-term liabilities	11	10

Total liabilities	121,591	127,387

Members’ equity:
Controlling interest	75,462	43,136
Noncontrolling interests	65	(1)

Total members’ equity	75,527	43,135

Total liabilities and members’ equity	$197,118	$170,522

See accompanying notes.

Raven Energy LLC and Affiliate

Consolidated Statements of Operations

	Year Ended December 31
	2014	2013
	(In Thousands)
Terminal revenue	$59,723	$38,020

Costs and expenses:
Terminal costs	(16,008)	(13,553)
Depreciation and amortization	(7,226)	(7,065)
Customer claim reimbursement (expense)	2,000	(3,381)
Other operating income, net	409	324

Operating income	38,898	14,345

Other income and expense:
Interest expense	(1,871)	(2,180)
Other	61	121

Net income	37,088	12,286

Less net income attributable to the noncontrolling interests	72	61

Net income from controlling interest	$37,016	$12,225

See accompanying notes.

Raven Energy LLC and Affiliate

Consolidated Statements of Members’ Equity

	Controlling Interest	Noncontrolling Interests	Total
	(In Thousands)
Balance at January 1, 2013	$38,686	$7	$38,693
Net income	12,225	61	12,286
Distributions to members	(7,775)	(69)	(7,844)

Balance at December 31, 2013	43,136	(1)	43,135
Net income	37,016	72	37,088
Distributions to members	(4,690)	(6)	(4,696)

Balance at December 31, 2014	$75,462	$65	$75,527

See accompanying notes.

Raven Energy LLC and Affiliate

Consolidated Statements of Cash Flows

	Year Ended December 31
	2014	2013
	(In Thousands)
Operating activities
Net income	$37,088	$12,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,226	7,065
Amortization of debt issuance costs	415	259
Increase (decrease) in cash attributable to:
Accounts receivable	(1,353)	15
Amount due from affiliates, net	(1,576)	(1,653)
Supplies inventory	87	92
Prepaid insurance and other current assets	541	(1,409)
Other assets	—	(71)
Accounts payable	(2,070)	446
Accrued interest payable	787	(597)
Accrued expenses	(4)	63
Deferred revenue	(1,299)	1,517

Net cash provided by operating activities	39,842	18,013

Investing activities
Investment in property, plant, and equipment	(42,978)	(31,455)
Proceeds from sale of fixed assets	85	—

Net cash used in investing activities	(42,893)	(31,455)

Financing activities
Proceeds from long-term debt	—	43,092
Repayment of long-term debt	(3,000)	(1,000)
Debt issuance costs	—	(1,422)
Distributions to members	(4,696)	(7,844)

Net cash (used in) provided by financing activities	(7,696)	32,826

Net (decrease) increase in cash	(10,747)	19,384
Cash at beginning of period	58,717	39,333

Cash at end of period	$47,970	$58,717

Interest paid, net of capitalized amount	$668	$2,518

See accompanying notes.

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements

December 31, 2014

1. Description of Business and Entity Structure

Raven Energy LLC (Raven Energy or the Company) was created on July 22, 2005, under the limited liability company rules pursuant to the Delaware Limited Liability Company Act. Raven Energy was created initially to hold title to certain gasification assets but changed its purpose during 2011 to hold the title to certain terminal assets located in Convent, Louisiana. Raven Energy is a wholly owned subsidiary of Raven Energy Holdings LLC (Raven Holdings). Raven Holdings was a wholly owned subsidiary of Foresight Reserves LP (Foresight Reserves). On January 14, 2013, Foresight Reserves contributed 100% of its ownership interests in Raven Holdings and subsidiaries to FRLP 2008 No. 2 LLC, a company with common ownership.

These financial statements include an entity, Jacob Materials Handling LLC (Jacob Materials), considered a variable interest entity (VIEs) for which Raven Energy is the primary beneficiary. Jacob Materials owns no equipment, real property, or other intangible assets. Jacob Materials has a contract with Raven Energy to provide contract labor for the operating of the transload dock facility on a cost-plus basis. Currently, this is the only contract for labor services executed by Jacob Materials. The interests of the equity holders of Jacob Materials are reflected in the accompanying consolidated financial statements as noncontrolling interest. Jacob Materials is immaterial to the overall presentation of the consolidated financial statements.

Jacob Materials and Raven Energy are collectively referred to as the Companies. The Companies’ labor force is not represented by a collective bargaining unit. The Companies are subject to federal, state, and local environmental laws and regulations.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and include the assets, liabilities, revenues, and expenses of Raven Energy and Jacob Materials as described in Note 1. The interest in net assets held by Jacob Materials is shown as noncontrolling interests.

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and loss during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Companies operate an on-site bulk commodity and storage facility, a liquid transportation and storage facility, and a storage and transloading facility on the Mississippi River. Revenues are recognized as the service is performed or as contractual obligations are met.

The Companies have multiple element arrangements with various customers which include unloading and loading fees. The Companies estimate the market price of unloading and loading fees as if each element is sold on a separate basis and allocate the arrangement fees to each element based upon their relative selling price. Unloading and loading fees are paid in advance of the services rendered and therefore are recorded as deferred revenue until the service is completed.

The Companies have contracts with various customers to meet annual volume commitments. When the contracted annual volume commitments are not reached, the customer has to pay a fee per ton for each ton of the shortfall. Total commitment fees for the years ended December 31, 2014 and 2013, were $9.9 million and $0, respectively. The commitment fees are included in terminal revenue on the consolidated statements of operations.

Customer Claim Reimbursement (Expense)

Customer claim reimbursement (expense) includes claims filed by customers for various contract purposes and or reimbursements from insurance companies for various customer claims.

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Companies consider cash deposits with original maturities of less than three months to be cash and cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

Financial Instruments

Financial instruments include cash, accounts receivable, accounts payable, and long-term debt. The carrying value of such amounts reported at the applicable balance sheet dates approximates fair value.

Accounts and Affiliates Receivable, Net

Trade accounts and affiliates receivable are recorded at the invoiced amount and do not bear interest. The Companies evaluate the need for an allowance for uncollectible receivables based on a review of account balances that are likely to be uncollectible, as determined by such variables as customer creditworthiness, the age of the receivables, bankruptcies, and disputed amounts. At December 31, 2014 and 2013, management has not recorded an allowance for uncollectible accounts receivable.

Supplies Inventory

Supplies inventory consists of repair parts for various equipment and other supplies valued using the average cost method.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost, or at fair value in the case of acquired businesses. Interest costs applicable to major additions are capitalized during the construction period. Interest costs in the amount of $1.7 million and $813 thousand were capitalized for the years ended December 31, 2014 and 2013, respectively. Costs which extend the useful lives or increase the productivity of the assets are capitalized, while normal repairs and maintenance that do not extend the useful life or increase the productivity of the asset are expensed as incurred. Plant and equipment are depreciated principally on the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 40 years.

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Impairment

If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed for recoverability. If this review indicates that the carrying value of the assets will not be recovered, as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value through an impairment loss.

Debt Issuance Costs

The Companies capitalized costs incurred in connection with borrowings. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility on a straight-line basis. The use of the straight-line method does not produce results that are materially different from those which would result from the use of the effective interest method. Amortization costs of $415 thousand and $259 thousand were included in interest expense for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, the unamortized balance of debt issuance costs was approximately $1.9 million and $2.3 million, respectively.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a given measurement date. Valuation techniques used must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value.

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

•	Level 1 is defined as observable inputs such as quoted prices in active markets for identical assets.

•	Level 2 is defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 is defined as unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions.

Income Taxes

The Companies were established as Limited Liability Companies (LLCs); thus for federal and, if applicable, state and local income tax purposes, the LLCs are treated as a partnership. No provision for income taxes related to the operations of the partnership has been included in the accompanying consolidated financial statements because, as a partnership, it is not subject to federal or state income taxes and the tax effect of its activities accrues to the unit holders. Net income for financial statement purposes may differ significantly from taxable income reportable by unit holders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under its partnership agreement.

Performance Bonds

As of December 31, 2014 and 2013, the Companies have outstanding surety bonds with third parties of approximately $1.6 million and $1.6 million, respectively to secure reclamation and other performance commitments. The Companies are not required to post collateral for these bonds.

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

New Accounting Standards Issued and Not Yet Adopted

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 changes the requirements for reporting discontinued operations by updating the criteria for determining discontinued operations and modifies the disclosure requirements of both discontinued operations and certain other disposals not defined as discontinued operations. ASU 2014-08 is effective for annual and interim periods beginning after December 15, 2014, and the Companies do not expect it will have a material impact on the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, to clarify the principles used to recognize revenue. The guidance is effective for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted. The Companies will evaluate the effects, if any, the adoption of this guidance will have on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management of a company to evaluate whether there is substantial doubt about the company’s ability to continue as a going concern. This ASU is effective for the annual reporting period ending after December 15, 2016, with early adoption permitted. This standard is not currently expected to impact the Companies’ financial statement disclosures, though the ultimate determination will be dependent on the Companies’ financial condition and expected operating outlook.

3. Property, Plant, and Equipment

Property, plant, and equipment consists of the following at December 31 (in thousands):

	2014	2013
Land	$3,484	$3,484
Machinery and equipment	51,350	51,551
Buildings and structures	103,965	60,988
Less accumulated depreciation	(23,053)	(16,202)

	$135,746	$99,821

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

3. Property, Plant, and Equipment (continued)

Construction in progress is approximately $77.2 million and $34.1 million as of December 31, 2014 and 2013, respectively, and is reported as part of buildings and structures.

As of December 31, 2014, commitments of approximately $9.4 million were outstanding with third parties for the expansion of the terminal facilities. Depreciation expense for the years ended December 31, 2014 and 2013, was $7.0 million and $6.8 million, respectively.

4. Related-Party Transactions

The Companies routinely engage in transactions in the normal course of business with other affiliated entities under common control, including obtaining contract labor, administrative services, and other services and supplies incidental to the operation and development of the terminal. The Companies had affiliate accounts receivable and payable as follows (in thousands):

Affiliate Company	Description of Service	2014 Receivable (Payable)	2013 Receivable (Payable)
Foresight Energy LLC	Trade receivable	$4,548	$3,184
Foresight Energy Service LLC	Affiliate receivable	64	64

Total affiliate receivables		$4,612	$3,248

Other	Fees and services	$(40)	$(252)

Total affiliate payables		$(40)	$(252)

A summary of transactions with affiliated entities is as follows for the years ended December 31 (in thousands):

	2014	2013
Terminal revenue and other fees received from Foresight Energy LLC	$44,025	$26,370
Charges received from Coalfield Construction LLC	465	1,520

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

4. Related-Party Transactions (continued)

Consolidated Foresight Energy LLC accounted for 76.44% and 66.99% of the Companies’ revenues for the years ended December 31, 2014 and 2013, respectively. The loss of this customer could cause a substantial decline in revenue.

In January 2013, Raven Energy entered into a services agreement with FRLP 2 for a management fee of $120,000 per year for such services. Management fee expense for the years ended December 31, 2014 and 2013, were $120 thousand and $120 thousand, respectively.

Raven Energy has a contract with Savatran LLC, a related party and subsidiary of Foresight Energy LLC, an affiliate through common ownership, for throughput at the terminal that continues through December 31, 2021, and is coterminous with Savatran LLC’s rail transportation agreement with the CN Railway Company for the movement of coal from the mine subsidiaries of Foresight Energy LLC to Convent Marine Terminal. In April 2012, the contract with Savatran LLC was replaced with a Materials Handling and Storage Agreement (the Agreement) that was executed among Raven Energy, Foresight Energy LLC, and Savatran LLC. The Agreement was retroactively effective to January 1, 2012. The Agreement calls for annual take-or-pay volume commitments through 2021 as follows (in thousands):

Year	Minimum Tons
2015	$8,000
2016	8,000
2017	8,000
2018	8,000
2019	8,000
Thereafter	16,000

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

5. Notes Payable

On July 11, 2012, Raven Energy entered into a credit agreement with various lenders and Branch Banking and Trust Company (BB&T) as the administrative agent. The credit agreement provided a total of $80.0 million in borrowings, of which $50.0 million was used to reimburse advances from the parent company and $30.0 million was used for financing the expansion of the terminal or other operations. On June 28, 2013, the credit agreement was amended increasing the borrowing capacity to $185.0 million by adding a $105.0 million delayed draw term loan facility to the existing $80.0 million term loan facility. The credit agreement is collateralized by the terminal facility and its related equipment. Interest accrues at LIBOR plus an applicable margin per annum and is due quarterly until maturity. Principal is to be repaid quarterly through June 30, 2019. On December 5, 2013, Raven Energy entered into the first amendment to the credit agreement dated June 30, 2013, to modify certain covenants.

As of December 31, 2014 and 2013, $119.1 million was outstanding under the credit agreement with an interest rate of 2.48%. The applicable margin at December 31, 2014, of 2.25% is based on the debt service coverage ratio. The maximum margin as defined in the agreement is 3.25%. The credit agreement contains financial reporting and disclosure covenants including a debt service coverage ratio and a ratio of funded debt to consolidated tangible net worth as defined in the agreement. Raven Energy is in compliance with all covenants as of December 31, 2014.

The following summarizes the maturities of long-term debt at December 31, 2014 (in thousands):

Long-Term Debt
2015	$9,777
2016	11,837
2017	13,567
2018	14,820
2019	69,091

$119,092

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

6. Employee Benefit Plans

The Companies offer safe harbor 401(k) plans (the Plans) for all employees who are eligible to participate. Employees are immediately eligible to participate upon becoming a full-time employee with the Companies. The Plans allow for the deferral of all or part of a participant’s compensation, as defined by the Plans, up to the current limits provided by the Internal Revenue Service. Participants may elect to have their deferred compensation invested in one of several investment alternatives. The safe harbor matching feature calls for the employers to contribute 100% of each participant’s elective deferrals up to 3% of the participant’s compensation, and 50% of the deferral that exceeds 3% of compensation, not to exceed a total employer contribution of 4% of compensation.

Employer contributions under the Plans for the years ended December 31, 2014 and 2013, were nominal.

The Companies also provide medical coverage (through a self-funded health plan) and life insurance coverage for current employees. Essentially all employees are eligible for these benefits as of their hire date, with cessation of benefits upon termination of employment with the Companies. Expenses for the years ended December 31, 2014 and 2013, approximated $860 thousand and $723 thousand, respectively.

7. Risk Concentrations

Credit Risk and Major Customers

The Companies have a formal written credit policy that establishes procedures to determine creditworthiness and credit limits for trade customers. Generally, credit is extended based on an evaluation of the customer’s financial condition. Collateral is not generally required, unless credit cannot be established. Credit losses are provided for in the financial statements and historically have been minimal.

Transportation

The Companies depend on barge and rail transportation systems to deliver and transport coal and other products to their facility. Disruption of these services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could temporarily impair the Companies’ ability to discharge, load, unload and store commodities for their customers.

Raven Energy LLC and Affiliate

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies

Periodically, there are various claims and legal proceedings against the Companies arising from the normal course of business. Although counsel is unable to predict with certainty the ultimate outcome, in the opinion of management, these claims are matters incidental to the normal business conducted by the Companies. In the opinion of management, based upon consultation with the Companies’ outside legal counsel, such proceedings are substantially covered by insurance, and the ultimate disposition of such proceedings is not expected to have a material adverse effect on the Companies’ consolidated financial position, results of operations, or cash flows.

9. Subsequent Events

In preparing these consolidated financial statements, the Companies have evaluated events and transactions for potential recognition or disclosure through March 27, 2015, the date the financial statements were available for issue.

The Companies have entered into a materials handling and storage agreement with Murray American Coal, Inc. that will be effective March 31, 2015. The agreement provides an annual take-or-pay volume commitment at agreed upon rates until December 31, 2022.

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